Exhibit 10.1

AMENDMENT TO DISTRIBUTORSHIP AGREEMENT***

This Amendment to Distributorship Agreement (the “Amendment”) is made and entered into as of this 1st day of July, 2005. Patterson Companies, Inc., having a business address of 1031 Mendota Heights Road, St. Paul, Minnesota 55120 (“Patterson”), and Schick Technologies, Inc., having a business address of 30-00 47th Avenue, Long Island City, New York 11101 (“Schick”) (collectively, the “Parties”), hereby agree to amend the Distributorship Agreement (the “Agreement”) entered into by and between the Parties as of the 6th day of April, 2000, as follows:

RECITALS

WHEREAS, the Parties entered into the Agreement as of April 6, 2000, and now wish to amend the Agreement in certain respects and to otherwise affirm and ratify the terms of the Agreement; and

WHEREAS, the Parties desire that Patterson shall continue to distribute Schick-branded dental products (the “Products”) into the United States and Canadian markets (the “Territory”), in accordance with the terms and conditions of the Agreement, as amended herein;

NOW,  THEREFORE, it is mutually agreed that the Agreement is hereby amended in the following respects:

1     Amendment of Article 2 (Term). The Agreement is hereby renewed and the term thereof extended for a period of three (3) years, commencing as of January 1, 2005 and ending on December 31, 2007 (the “initial renewal term”). Prior to the end of the second year of the initial renewal term, the Parties will meet for the purpose of considering a further extension of the term of the Agreement for an additional period of three (3) years.

2     Amendment of Article 5 (Pricing). Schick agrees to continue to sell the Products to Patterson at prices which are consistent with the prices previously charged by Schick to Patterson for such Products. For new products, the pricing shall be established in good faith by mutual agreement of the parties annually.

3     Amendment of Article 14 (Return Policy). In the event that Schick discontinues Patterson as an exclusive distributor upon the terms and conditions set forth in the Agreement, Schick agrees to take back from Patterson all new unopened inventory of Products in saleable condition for credit at Patterson’s cost, provided such inventory is returned to Schick within 60 days of Patterson’s receipt thereof. The amount of any such credit (net of any amount owed to Schick by Patterson) shall be paid by Schick to Patterson within thirty (30) days of Patterson’s request therefore. Other than the foregoing, Patterson may not return any Products to Schick.

4     Amendment of Article 15 (Termination). In addition to the other grounds for termination set forth in the Agreement, Schick shall have the right to terminate the Agreement and/or Patterson’s status as Schick’s exclusive distributor within the Territory, at Schick’s sole discretion, upon 20-days written notice to Patterson (the “Notice Period”) in the event that:

(i) Patterson fails to comply with the annual minimum purchase quotas set forth herein, and does not cure such failure within the Notice Period, or if Schick reasonably determines, based on the volume of purchases made by Patterson during the year-to-date, that Patterson is not likely to meet its annual minimum purchase quota, and Patterson does not cure such shortfall within the Notice Period; or

(ii) Patterson designates more than one other dental digital radiography manufacturer as a Patterson “Preferred Vendor 1” (or similar category) or regardless of the title by which such category may be labeled), and does not terminate such designation during the Notice Period.

5     Amendment of Article 18.1 (Annual Minimum Purchase Quota). An amended minimum purchase quota for each category of Product is set forth in Schedule II to this Amendment. It reflects the minimum required wholesale purchases which must be made each year by Patterson during the term of this Agreement. (All amounts

*** Indicates the omission of confidential material pursuant to a Request for Confidential Treatment made in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential material is being filed separately with the Securities and Exchange Commission.

contained in Schedule II are denominated in U.S. Dollars.) The minimum purchase amounts set forth in Schedule II include equipment sales only; revenues generated from spare parts, consumables and Patterson’s “service-club” are not included in Patterson’s minimum quota. Any shortfall in achieving the minimum order quantities set forth in Schedule II in either the U.S. or Canadian markets may be offset by Patterson’s purchases for the other market. For the purpose of determining whether Patterson’s contractual minimum purchase quotas have been met only the North American total will apply.

The Parties will meet on a quarterly basis for the purpose of evaluating, in good faith, whether the volume of purchases made by Patterson hereunder, during the most recent quarter and year-to-date, is consistent with, and likely to result in the satisfaction of, Patterson’s annual minimum purchase quota. In addition, on a monthly basis, Patterson will provide Schick with detailed information relating to its purchase of Products from Schick including, without limitation, the sales targets and results for each of Patterson’s branch offices for that month; a schedule of Patterson’s sales, for that month, for each product sold by Patterson that falls within any of Schick’s Product categories; and any other materials reasonably necessary for Schick to ascertain whether Patterson is “on target” to meet its annual purchase quotas hereunder.

6     Amendment of Schedule I (Products). An amended list of “Products” is set forth in Schedule I to this Amendment.

7     Preferred Vendor Designation. In recognition of the significant investment made by Schick in the development of its products and in its strategic relationship with Patterson, within thirty days following the execution of this Amendment, Schick, together with all of the Products, shall be designated as a Patterson “Preferred Vendor 1.” During the term of the Agreement, and any extension thereof, Patterson shall designate no more than one other dental digital radiography manufacturer as a Patterson “Preferred Vendor 1” (or similar category regardless of the title by which such category may be labeled).

8     Ratification. In all other respects the Agreement is ratified and affirmed in its entirety by the Parties.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed and executed, and made effective as of the day and year first above written.

PATTERSON COMPANIES, INC.

By	/s/ Scott Kabbes

Its	President
Dated June 21, 2005

SCHICK TECHNOLOGIES, INC.

By	/s/ Jeffrey T. Slovin

Its	President and Chief Executive Officer
Dated July 1, 2005

SCHEDULE I

Products

1.	Schick CDR® intra-oral x-ray system
2.	Schick CDR wireless intra-oral x-ray system
3.	Schick CDR single user software
4.	Schick CDR multi user software
5.	Schick CDR Pan
6.	Schick CDRPanX
7.	Schick SDX
8.	Schick USBCam
9.	Related Schick Accessories

SCHEDULE II

Minimum Purchase Quota

Time Period		Minimum Required Wholesale Purchases (in U.S. $)

Year I	Jan. 1, 2005-	***
Dec. 31, 2005

Year II	Jan. 1, 2006-	***
Dec. 31, 2006

Year III	Jan. 1, 2007-	***
Dec. 31, 2007

The minimum purchase quotas for Years I through III above may be satisfied only through Patterson’s purchase of the following Schick Products: ***.

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